Exhibit 99.1
James River Announces Director Appointment
Chapel Hill, NC, June 8, 2026 - James River Group Holdings, Inc. ("James River" or the "Company") (NASDAQ: JRVR) today announced that Rajiv Basu has been appointed to the Company’s Board of Directors as an independent, non-executive member, effective immediately. Mr. Basu was also appointed as chairperson of the Board’s Audit Committee.
“We are very pleased to welcome Rajiv to our Board,” said Christine LaSala, Chair of James River’s Board of Directors. “Rajiv brings deep insurance industry knowledge and extensive financial and risk management expertise. We are fortunate to be adding an independent director with Rajiv’s wealth of experience to the Board. I would also like to thank Dennis Langwell, who is retiring from the Board, for his service and valuable contributions to the Company.”
Mr. Basu has nearly four decades of experience in accounting, financial reporting and merger and acquisition transactions. He served in various capacities over his 40 year career specializing in insurance at Deloitte & Touche LLP and its predecessor firms, most recently serving as Chief Audit Quality Leader, Southeast Asia and before that as a Senior Client Services Partner serving audit and advisory clients in the insurance industry. Mr. Basu currently serves as an independent director of Assurant, Inc. where he is a member of the audit and the finance and risk committees. He is a Fellow member of the Institute of Chartered Accountants in England and Wales and a New York certified public accountant.
Forward-Looking Statements
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, such forward-looking statements may be identified by terms such as believe, expect, seek, may, will, should, intend, project, anticipate, plan, estimate, guidance or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Information about these risks and uncertainties is contained in our filings with the U.S. Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K and Quarterly Report on 10-Q. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

About James River Group Holdings, Inc.
James River Group Holdings, Inc. is a holding company that owns and operates a group of specialty insurance companies. The Company operates in two specialty property-casualty insurance segments: Excess and Surplus Lines and Specialty Admitted Insurance. Each of the Company’s regulated insurance subsidiaries are rated “A-” (Excellent) by A.M. Best Company. Visit James River Group Holdings, Inc. on the web at https://jrvrgroup.com/.
Bob Zimardo
SVP, Investments & Investor Relations
InvestorRelations@james-river-group.com